[OPTICARE HEALTH SYSTEMS, INC. LOGO]

                                   Contact:
                                   Steven L. Ditman
                                   Executive Vice President and
                                   Chief Financial Officer
                                   OptiCare Health Systems, Inc.
                                   (203) 596-2236

                                   Investor Relations:
                                   Robert P. Jones/Ephie Bernstein/Dory Lombardo
                                   Media: Stacey Nield
                                   Morgen-Walke Associates
                                   (212) 850-5600



            OPTICARE HEALTH SYSTEMS, INC. NET REVENUE INCREASES 120%
                             FOR FOURTH QUARTER 1999

     Waterbury, Connecticut, March 2, 1999 - OptiCare Health Systems, Inc. (AMEX: OPT) today announced financial results for the fourth quarter of 1999. The financial statements for the three month period ending December 31, 1999 are based upon consolidated operating results reported by OptiCare Health Systems, Inc. The financial results prior to September 1999 are based upon the results reported by its predecessor company.

     Net revenues more than doubled to $31.7 million for the fourth quarter of 1999, compared to $14.4 million in the same period last year. The Company reported net income from continuing operations of $139,000, or $0.02 per basic common share, compared to a net loss from continuing operations of ($2.0) million or ($1.67) per basic common share for the same period in 1998. The Company's EBITDA increased 23% in the fourth quarter of 1999 as compared to the third quarter of 1999. The number of basic weighted average shares outstanding were 8,972,128 for the fourth quarter of 1999, compared to 2,299,325 for the fourth quarter of 1998, which primarily increased as a result of a merger.

     For the year ended December 31, 1999, net revenues increased 46% to $94.6 million from $64.6 million in the same period in 1998. The Company reported net profit from continuing operations of $ 351,000 compared to a net loss from continuing operations of ($3.2)million for the same period last year. The basic weighted average shares outstanding were 4,776,501 for the year ended December 31, 1999 compared to 2,256,461 in the same period of 1998.

     Highlights for the quarter included closing the acquisition of Cohen Systems, Inc. a software developer and seller of an Internet based order entry software system that captures and links all eye care patient data. Also, the Company announced that it signed a letter of intent with ConnectiCare, Inc. to provide medical/surgical managed care services as well as routine eye care coverage to ConnectiCare's 215,000 commercial and Medicare members. In addition, the Company opened a Laser Vision Correction (LVC) site in Rocky Mount, North Carolina.

                                     -more-
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     Commenting on the results for the fourth quarter, Dean J. Yimoyines, M.D.,
Chairman and Chief Executive Officer of OptiCare Health Systems, Inc. stated, "We are pleased to report solid financial results for the fourth quarter of 1999. Our Laser vision correction and professional services segment net revenues grew 180% from $1.0 million in the third quarter of 1999 to $2.8 million in the fourth quarter of 1999. Additionally OptiCare's Managed Care services segment experienced 31% growth in net revenues for the fourth quarter of 1999 as compared to the third quarter of 1999. We're also particularly pleased with the progress of our ongoing integration of our recent mergers, which closed in 1999."

     Subsequent to the close of the quarter, the Company completed the sale of 3,571,429 registered shares of common stock at a price of $3.50 per share. The Company received proceeds from the offering of approximately $12.5 million, including the cancellation of a $2 million note previously issued by the Company. The proceeds will be used to pay down indebtedness, to expand the Company's laser vision correction and professional services divisions, and for general corporate purposes.

     On February 10, 2000, the Company announced execution of a definitive merger agreement to acquire Vision Twenty-One (Nasdaq: EYES). The merger will combine the two companies' laser vision correction and managed eye care businesses and will place OptiCare in a leading position for the delivery and management of eye care services. The Company anticipates it will close the Vision Twenty-One acquisition, which is subject to the satisfaction of certain conditions, in the third quarter and believes the transaction will be accretive to OptiCare's earnings.

         Dr. Yimoyines concluded, "The combination with Vision Twenty-One will significantly accelerate our growth in laser vision correction and managed care services. Subsequent to the anticipated closing, the Company will operate
11 laser vision correction and 10 ambulatory surgery centers, have approximately 10 million managed care lives and 11,000 practicing eye care providers. We believe this transaction, coupled with OptiCare's current internal growth, will strongly support the Company's overall growth strategy."

     OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing laser vision correction, managed care and professional eye care services. It currently owns, operates, and develops laser vision correction and ambulatory surgical centers and provides systems, including Internet-based software solutions to eye care professionals.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. OptiCare Health Systems' actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, regulatory changes, risks related to the eye care industry, the Company's ability to successfully integrate and profitably operate its operations, and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. For a more detailed discussion of OptiCare Health Systems, Inc.'s fourth quarter results, please consult the Company's Annual Report on Form 10-K to be filed with the SEC no later than March 30, 2000.

- Table to Follow -

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                 OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
             (Amounts in thousands, except share and per share data)
                                   (Unaudited)

                                                           Three Months Ended
                                                               December 31,                 Year Ended December 31,
                                                       ----------------------------      ----------------------------
                                                          1999             1998             1999             1998
                                                       -----------      -----------      -----------      -----------
NET REVENUES:
     Laser vision correction and
         professional services                         $     2,785      $      --        $     4,061      $      --
     Managed care services                                   8,336            3,714           24,425           14,902
     Integrated services and product sales                  20,617           10,734           66,147           49,710
                                                       -----------      -----------      -----------      -----------
          Total net revenues                                31,738           14,448           94,633           64,612
                                                       -----------      -----------      -----------      -----------

OPERATING EXPENSES:
     Cost of sales                                           9,759            7,610           41,182           35,237
     Medical claims expense                                  6,641            2,754           19,545           10,994
     Salaries, wages and benefits                            9,971            2,100           20,073            9,275
     Selling, general and administrative                     3,483            1,706            7,932            5,996
     Depreciation                                              568              364            1,408            1,133
     Amortization                                              347               72              605              284
     Interest expense, net                                     660            1,126            3,248            4,498
                                                       -----------      -----------      -----------      -----------
     Total operating expenses                               31,429           15,732           93,993           67,417
                                                       -----------      -----------      -----------      -----------

INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES                                 309           (1,284)             640           (2,805)

INCOME TAX EXPENSE                                             170              670              289              434
                                                       -----------      -----------      -----------      -----------

NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS                                        139           (1,954)             351           (3,239)

DISCONTINUED OPERATIONS:
     Loss from discontinued operations, net of tax            --            (12,138)            --            (11,287)
     Loss from disposal of discontinued operations,
           net of tax                                         --            (23,564)          (2,317)         (23,564)
                                                       -----------      -----------      -----------      -----------

NET INCOME (LOSS)                                      $       139      $   (37,656)     $    (1,966)     $   (38,090)
                                                       ===========      ===========      ===========      ===========

NET INCOME (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations:
          Basic                                        $      0.02      $     (1.67)*    $     (0.05)*    $     (2.54)*
                                                       ===========      ===========      ===========      ===========
          Diluted                                      $      0.01      $     (1.67)*    $     (0.05)*    $     (2.54)*
                                                       ===========      ===========      ===========      ===========

     Net income (loss):
          Basic                                        $      0.02      $    (17.20)*    $     (0.54)*    $    (17.99)*
                                                       ===========      ===========      ===========      ===========
          Diluted                                      $      0.01      $    (17.20)*    $     (0.54)*    $    (17.99)*
                                                       ===========      ===========      ===========      ===========

     Weighted avergage shares outstanding:
          Basic                                          8,972,128        2,299,325        4,776,501        2,256,461
                                                       ===========      ===========      ===========      ===========
          Diluted                                        9,557,011        2,299,325        4,776,501        2,256,461
                                                       ===========      ===========      ===========      ===========

     Earnings per share, from continuing operations,
          excluding goodwill amortization:
          Basic                                        $      0.05      $     (1.64)*    $      0.07*     $     (2.41)*
                                                       ===========      ===========      ===========      ===========
          Diluted                                      $      0.05      $     (1.64)*    $      0.07*     $     (2.41)*
                                                       ===========      ===========      ===========      ===========

          EBITDA                                       $     1,884      $       278      $     5,901      $     3,110


* Includes effect of preferred stock dividend